Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports Third Quarter 2013:

●	Net Revenues of $7.9 Billion and Earnings per Diluted Share from Continuing Operations of $0.44

●	Excluding DVA,1 Net Revenues were $8.1 Billion and Earnings per Diluted Share from Continuing Operations of $0.502,3

●
Continued Strength in Equity Sales & Trading; Investment Banking Top Three Performance in Global Completed M&A and Global IPOs;4 Wealth Management Pre-Tax Margin of 19%;5 Strong Results in Investment Management

NEW YORK, October 18, 2013 – Morgan Stanley (NYSE: MS) today reported net revenues of $7.9 billion for the third quarter ended September 30, 2013 compared with $5.3 billion a year ago.  For the current quarter, income from continuing operations applicable to Morgan Stanley was $888 million, or $0.44 per diluted share,6 compared with a loss of $1.0 billion, or a loss of $0.55 per diluted share,6 for the same period a year ago.

Results for the current quarter included negative revenue related to changes in Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustment, DVA)1 of $171 million, compared with $2.3 billion a year ago.

Excluding DVA, net revenues for the current quarter were $8.1 billion compared with $7.5 billion a year ago and income from continuing operations applicable to Morgan Stanley was $1.0 billion, or $0.50 per diluted share, compared with income of $560 million, or $0.28 per diluted share, a year ago.3,7

Compensation expense of $4.0 billion was relatively unchanged from a year ago.  Non-compensation expenses of $2.6 billion decreased from $2.8 billion in the prior year primarily due to the absence of non-recurring Wealth Management integration expenses in the prior year quarter.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $0.45 per diluted share, compared with a loss of $0.55 per diluted share in the third quarter of 2012.6

Summary of Firm Results (dollars in millions)

	As Reported		Excluding DVA7
	Net	MS Income	Net	MS Income
	Revenues	Cont. Ops.	Revenues	Cont. Ops.

3Q 2013	$7,932	$888	$8,103	$1,009
2Q 2013	$8,503	$1,009	$8,328	$898
3Q 2012	$5,280	$(1,008)	$7,542	$560

Business Overview

●
Institutional Securities net revenues excluding DVA8 were $3.9 billion reflecting strong performance in Equity sales and trading, solid results in Investment Banking and lower results in Fixed Income & Commodities sales and trading.

●	Wealth Management net revenues were $3.5 billion and pre-tax margin was 19%.5 Fee based asset flows for the quarter were $15.0 billion and total client assets were $1.8 trillion at quarter end.

●	Investment Management reported net revenues of $828 million with assets under management or supervision of $360 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “Our results point to the increased consistency, strength and balance we are deriving from our business model.  Our strategy to combine a world class investment bank with the stability of the largest U.S. wealth management franchise and strong investment management is enabling us to deliver exceptional advice and execution for our clients as well as stronger returns for our shareholders.  Overall, our stronger year-over-year revenues and net income reflect the progress we have made to position the Firm well for the future.”

Summary of Institutional Securities Results (dollars in millions)

	As Reported		Excluding DVA8
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income

3Q 2013	$3,686	$371	$3,857	$542
2Q 2013	$4,346	$960	$4,171	$785
3Q 2012	$1,481	$(1,928)	$3,743	$334

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $371 million compared with a pre-tax loss of $1.9 billion in the third quarter of last year.  Net revenues for the current quarter were $3.7 billion compared with $1.5 billion a year ago.  DVA resulted in negative revenue of $171 million in the current quarter compared with $2.3 billion a year ago.  Excluding DVA, net revenues for the current quarter were $3.9 billion compared with $3.7 billion a year ago.8  The quarter’s pre-tax margin was 10% (excluding DVA, 14%).5,8  Income after the noncontrolling interest allocation and before taxes was $323 million.9  The following discussion for sales and trading excludes DVA.

●
Advisory revenues of $275 million declined from $339 million a year ago reflecting lower levels of completed market activity.  Equity underwriting revenues were $236 million compared with $199 million a year ago reflecting increased client activity.  Fixed income underwriting revenues were $481 million compared with $431 million a year ago reflecting growth in investment grade bond and loan fees.

●	Equity sales and trading net revenues of $1.7 billion increased from $1.3 billion in the prior year quarter reflecting strong performance across products and regions.10

●	Fixed Income & Commodities sales and trading net revenues were $835 million compared with $1.5 billion a year ago. Results reflect lower client activity and market volumes across all products.10

●
Investment revenues were $337 million compared with $74 million in the prior year quarter.  Results for the current quarter were driven primarily by a gain resulting from the disposition of an investment in an insurance broker.

●
Other revenues were $138 million compared with $64 million in the third quarter of last year, due principally to the equity investment in our Japanese joint venture, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

●	Compensation expense for the current quarter of $1.6 billion compared with $1.7 billion in the prior year quarter. Non-compensation expenses of $1.7 billion were relatively unchanged from a year ago.

●
Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $52 million compared with $61 million in the second quarter of 2013 and $63 million in the third quarter of the prior year.11

Summary of Wealth Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income

3Q 2013	$3,481	$668
2Q 2013	$3,531	$655
3Q 2012	$3,222	$247

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $668 million compared with $247 million in the third quarter of last year.  The quarter’s pre-tax margin was 19%.5  Net revenues for the current quarter were $3.5 billion compared with $3.2 billion a year ago.  Results for the current quarter do not include a noncontrolling interest allocation to Citigroup Inc. (Citi) following the completed acquisition of the Wealth Management Joint Venture, whereas the prior year quarter included a noncontrolling interest allocation to Citi of $9 million.12

●
Asset management fee revenues of $1.9 billion increased 6% from last year’s third quarter primarily reflecting an increase in fee based assets and positive flows, partially offset by lower referral fees from Citi.

●
Transactional revenues13 of $1.0 billion increased from $952 million a year ago reflecting higher trading revenues and increased commissions and fees, partly offset by lower investment banking revenues.

●
Compensation expense for the current quarter of $2.0 billion was relatively unchanged from a year ago.  Non-compensation expenses of $796 million decreased from $1.0 billion a year ago driven primarily by the absence of non-recurring integration costs reported in the prior year quarter,14 and continued expense discipline.

●
Total client assets were $1.8 trillion at quarter end.  Client assets in fee based accounts of $652 billion increased 22% compared with the prior year quarter.  Fee based asset flows for the quarter were $15.0 billion.

●
Wealth Management representatives of 16,517 increased from 16,378 as of September 30, 2012.  Average annualized revenue per representative of $848,000 and total client assets per representative of $110 million increased 8% and 7%, respectively, compared with the prior year quarter.

Summary of Investment Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income

3Q 2013	$828	$300
2Q 2013	$673	$160
3Q 2012	$631	$198

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $300 million compared with pre-tax income of $198 million in last year’s third quarter.15  The quarter’s pre-tax margin was 36%.5  Income after the noncontrolling interest allocation and before taxes was $236 million.

●
Net revenues of $828 million increased from $631 million in the prior year driven by gains on investments in the Merchant Banking and Real Estate Investing businesses, reflecting stronger investment performance, favorable market conditions and the benefit of carried interest.16,17

●
Compensation expense for the current quarter of $332 million increased from $241 million a year ago on higher revenues.  Non-compensation expenses of $196 million were relatively unchanged from a year ago.

●
Assets under management or supervision at September 30, 2013 of $360 billion increased from $331 billion a year ago primarily reflecting market appreciation and positive flows.  The business recorded net flows of $1.8 billion in the current quarter.

CAPITAL

Morgan Stanley’s Tier 1 capital ratio under Basel I was approximately 15.3% and Tier 1 common ratio was approximately 12.6% at September 30, 2013.18

At September 30, 2013, book value and tangible book value per common share were $32.13 and $26.96,19 respectively, based on approximately 2.0 billion shares outstanding.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 25.3%.  The quarter includes a discrete net tax benefit of $73 million that is attributable to tax planning strategies to optimize foreign tax credit utilization as a result of the anticipated repatriation of earnings from certain non-U.S. subsidiaries.

Firmwide deposits increased by approximately $21 billion during the quarter as a result of the contractual transfer of deposits from Citi subsequent to the closing of the acquisition of the remaining 35% interest of the Wealth Management Joint Venture.

During the quarter ended September 30, 2013, the Firm repurchased approximately $123 million of its common stock or approximately 4.5 million shares.

The Firm declared a $0.05 quarterly dividend per common share, payable on November 15, 2013 to common shareholders of record on October 31, 2013.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A, each of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q, and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of Morgan Stanley’s long-term and short-term borrowings resulting from fluctuations in its credit spreads and other credit factors (commonly referred to as “DVA”).

2 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

3 Earnings (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of earnings (loss) per diluted share from continuing operations applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (shares and DVA are presented in millions):

	3Q 2013	3Q 2012
Earnings (loss) per diluted share from cont. ops. – Non-GAAP	$0.50	$0.28
DVA impact	($0.06)	($0.83)
Earnings (loss) per diluted share from cont. ops. – GAAP	$0.44	($0.55)

Average diluted shares – Non-GAAP	1,965	1,924
DVA impact	0	(35)
Average diluted shares – GAAP	1,965	1,889

4 Source: Thomson Reuters – for the period of January 1, 2013 to September 30, 2013.

5 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

6 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the third quarter of 2013 and 2012 of approximately $26 million and $24 million, respectively.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

7 Net revenues and income (loss) from continuing operations applicable to Morgan Stanley, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and income (loss) from continuing operations applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	3Q 2013	2Q 2013	3Q 2012
Firm net revenues – Non-GAAP	$8,103	$8,328	$7,542
DVA impact	$(171)	$175	$(2,262)
Firm net revenues – GAAP	$7,932	$8,503	$5,280

Income (loss) applicable to MS – Non-GAAP	$1,009	$898	$560
DVA after-tax impact	$(121)	$111	$(1,568)
Income (loss) applicable to MS – GAAP	$888	$1,009	$(1,008)

8 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	3Q 2013	2Q 2013	3Q 2012
Net revenues – Non-GAAP	$3,857	$4,171	$3,743
DVA impact	$(171)	$175	$(2,262)
Net revenues – GAAP	$3,686	$4,346	$1,481

Pre-tax income (loss) – Non-GAAP	$542	$785	$334
DVA impact	$(171)	$175	$(2,262)
Pre-tax income (loss) – GAAP	$371	$960	$(1,928)

9 Noncontrolling interests reported in the Institutional Securities business segment primarily represents the allocation to MUFG of Morgan Stanley MUFG Securities Co., Ltd., which the Firm consolidates.

10 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	3Q 2013	3Q 2012
Sales & Trading – Non-GAAP	$2,390	$2,636
DVA impact	$(171)	$(2,262)
Sales & Trading – GAAP	$2,219	$374

FIC Sales & Trading – Non-GAAP	$835	$1,458
DVA impact	$(141)	$(1,621)
FIC Sales & Trading – GAAP	$694	$(163)

Equity Sales & Trading – Non-GAAP	$1,710	$1,341
DVA impact	$(30)	$(641)
Equity Sales & Trading – GAAP	$1,680	$700

11 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2012.  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

12 On June 28, 2013, the Firm completed the purchase of the remaining 35% interest in the Morgan Stanley Smith Barney Joint Venture from Citi, increasing the Firm’s interest from 65% to 100%.  During the quarter ended September 30, 2012, Morgan Stanley completed the purchase of an additional 14% stake in the Morgan Stanley Smith Barney Joint Venture from Citi, increasing the Firm’s interest from 51% to 65%.  Prior to September 17, 2012, Citi’s results related to its 49% interest were reported in net income (loss) applicable to nonredeemable noncontrolling interests on page 8 of Morgan Stanley’s Financial Supplement accompanying this release.

13 Transactional revenues include investment banking, trading and commissions and fee revenues.

14 In the third quarter of 2012, Wealth Management non-compensation expenses reflected approximately $176 million of non-recurring costs associated with the Morgan Stanley Wealth Management integration and the purchase of the additional 14% stake in the Joint Venture.

15 Results for the third quarter of 2013 and 2012 included pre-tax income of $65 million and $50 million, respectively, related to investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to noncontrolling interests on page 10 of Morgan Stanley’s Financial Supplement accompanying this release.

16 Results for the current quarter included gains of $67 million compared with gains of $51 million in the prior year quarter related to investments held by certain consolidated real estate funds.

17 Carried interest represents an additional allocation of fund income to the Firm, as general partner upon exceeding cumulative fund performance thresholds.

18 The Firm calculates its Tier 1 capital, Tier 1 capital ratios and risk-weighted assets (“RWAs”) in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  On January 1, 2013, the U.S. banking regulators’ rules to implement the Basel Committee’s  market risk capital framework, commonly referred to as “Basel 2.5”, became effective, which increases capital requirements for securitizations and correlation trading within the Firm’s trading book, as well as incorporating add-ons for stressed VaR and incremental risk requirement. The Firm’s Tier 1 capital, Tier 1 capital ratios and RWAs for the quarters ended September 30, 2013 and June 30, 2013 were calculated under this revised framework.  The Firm’s Tier 1 capital, Tier 1 capital ratios and RWAs for prior quarters have not been recalculated under this revised framework.  In accordance with the Federal Reserve Board’s definition, Tier 1 common capital is defined as Tier 1 capital less non-common elements in Tier 1 capital, including perpetual preferred stock and related surplus, minority interest in subsidiaries, trust preferred securities and mandatory convertible preferred securities.  These computations are preliminary estimates as of October 18, 2013 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

19 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2013	June 30, 2013	Sept 30, 2012	June 30, 2013	Sept 30, 2012	Sept 30, 2013	Sept 30, 2012	Change
Net revenues
Institutional Securities	$3,686	$4,346	$1,481	(15%)	149%	$12,121	$7,948	53%
Wealth Management	3,481	3,531	3,222	(1%)	8%	10,482	9,709	8%
Investment Management	828	673	631	23%	31%	2,146	1,620	32%
Intersegment Eliminations	(63)	(47)	(54)	(34%)	(17%)	(156)	(131)	(19%)
Consolidated net revenues	$7,932	$8,503	$5,280	(7%)	50%	$24,593	$19,146	28%

Income (loss) from continuing operations before tax
Institutional Securities	$371	$960	$(1,928)	(61%)	*	$2,129	$(1,769)	*
Wealth Management	668	655	247	2%	170%	1,920	1,060	81%
Investment Management	300	160	198	88%	52%	647	369	75%
Intersegment Eliminations	0	0	0	--	--	0	(4)	*
Consolidated income (loss) from continuing operations before tax	$1,339	$1,775	$(1,483)	(25%)	*	$4,696	$(344)	*

Income (loss) applicable to Morgan Stanley
Institutional Securities	$323	$582	$(1,273)	(45%)	*	$1,546	$(1,201)	*
Wealth Management	430	326	161	32%	167%	1,012	537	88%
Investment Management	135	101	104	34%	30%	320	143	124%
Intersegment Eliminations	0	0	0	--	--	0	(4)	*
Consolidated income (loss) applicable to Morgan Stanley	$888	$1,009	$(1,008)	(12%)	*	$2,878	$(525)	*
Earnings (loss) applicable to Morgan Stanley common shareholders	$880	$803	$(1,047)	10%	*	$2,619	$(599)	*

Earnings per basic share:
Income from continuing operations	$0.45	$0.44	$(0.55)	2%	*	$1.39	$(0.32)	*
Discontinued operations	$0.01	$(0.02)	$-	*	*	$(0.02)	$-	*
Earnings per basic share	$0.46	$0.42	$(0.55)	10%	*	$1.37	$(0.32)	*

Earnings per diluted share:
Income from continuing operations	$0.44	$0.43	$(0.55)	2%	*	$1.36	$(0.32)	*
Discontinued operations	$0.01	$(0.02)	$-	*	*	$(0.02)	$-	*
Earnings per diluted share	$0.45	$0.41	$(0.55)	10%	*	$1.34	$(0.32)	*

Financial Metrics:
Return on average common equity
from continuing operations	5.6%	5.4%	*			5.8%	*
Return on average common equity	5.7%	5.2%	*			5.7%	*

Return on average common equity
from continuing operations excluding DVA	6.2%	4.6%	3.5%			6.1%	4.9%
Return on average common equity excluding DVA	6.4%	4.4%	3.4%			6.0%	4.9%

Tier 1 common capital ratio	12.6%	11.8%	13.9%
Tier 1 capital ratio	15.3%	14.1%	16.9%

Book value per common share	$32.13	$31.48	$30.53
Tangible book value per common share	$26.96	$26.27	$26.65

Notes:	-	Effective January 1, 2013, in accordance with U.S. banking regulators’ rules, the Firm implemented the Basel Committee’s market risk capital framework, commonly referred to as “Basel 2.5”.
-
Results for the quarters ended September 30, 2013, June 30, 2013 and September 30, 2012, include positive (negative) revenue of $(171) million, $175 million and $(2,262) million, respectively, related to the movement in Morgan Stanley's credit spreads and other credit factors on certain long-term and short-term debt (Debt Valuation Adjustment, DVA).

-
The return on average common equity metrics, return on average common equity excluding DVA metrics and tangible book value per common share are non-GAAP measures that the Firm considers to be useful measures to assess  operating performance and capital adequacy.

	-	Tier 1 common capital ratio equals Tier 1 common equity divided by risk-weighted assets (RWAs).
	-	Tier 1 capital ratio equals Tier 1 capital divided by RWAs.
	-	Book value per common share equals common equity divided by period end common shares outstanding.
	-	Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
	-	See page 4 of the financial supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2013	June 30, 2013	Sept 30, 2012	June 30, 2013	Sept 30, 2012	Sept 30, 2013	Sept 30, 2012	Change
Revenues:
Investment banking	$1,160	$1,303	$1,152	(11%)	1%	$3,687	$3,319	11%
Trading	2,259	2,894	607	(22%)	*	7,847	5,478	43%
Investments	728	188	290	*	151%	1,254	438	186%
Commissions and fees	1,080	1,217	988	(11%)	9%	3,465	3,205	8%
Asset management, distribution and admin. fees	2,390	2,404	2,257	(1%)	6%	7,140	6,677	7%
Other	204	293	141	(30%)	45%	700	403	74%
Total non-interest revenues	7,821	8,299	5,435	(6%)	44%	24,093	19,520	23%

Interest income	1,311	1,422	1,379	(8%)	(5%)	4,131	4,244	(3%)
Interest expense	1,200	1,218	1,534	(1%)	(22%)	3,631	4,618	(21%)
Net interest	111	204	(155)	(46%)	*	500	(374)	*
Net revenues	7,932	8,503	5,280	(7%)	50%	24,593	19,146	28%
Non-interest expenses:
Compensation and benefits	3,968	4,105	3,928	(3%)	1%	12,289	11,989	3%
Non-compensation expenses:
Occupancy and equipment	375	377	386	(1%)	(3%)	1,131	1,152	(2%)
Brokerage, clearing and exchange fees	416	456	359	(9%)	16%	1,300	1,167	11%
Information processing and communications	405	470	493	(14%)	(18%)	1,323	1,439	(8%)
Marketing and business development	151	163	138	(7%)	9%	448	439	2%
Professional services	449	458	476	(2%)	(6%)	1,347	1,365	(1%)
Other	829	699	983	19%	(16%)	2,059	1,939	6%
Total non-compensation expenses	2,625	2,623	2,835	--	(7%)	7,608	7,501	1%

Total non-interest expenses	6,593	6,728	6,763	(2%)	(3%)	19,897	19,490	2%

Income (loss) from continuing operations before taxes	1,339	1,775	(1,483)	(25%)	*	4,696	(344)	*
Income tax provision / (benefit) from continuing operations	339	555	(525)	(39%)	*	1,226	(247)	*
Income (loss) from continuing operations	1,000	1,220	(958)	(18%)	*	3,470	(97)	*
Gain (loss) from discontinued operations after tax	18	(29)	2	*	*	(30)	25	*
Net income (loss)	$1,018	$1,191	$(956)	(15%)	*	$3,440	$(72)	*
Net income applicable to redeemable noncontrolling interests	0	100	8	*	*	222	8	*
Net income applicable to nonredeemable noncontrolling interests	112	111	59	1%	90%	370	446	(17%)
Net income (loss) applicable to Morgan Stanley	906	980	(1,023)	(8%)	*	2,848	(526)	*
Preferred stock dividend / Other	26	177	24	(85%)	8%	229	73	*
Earnings (loss) applicable to Morgan Stanley common shareholders	$880	$803	$(1,047)	10%	*	$2,619	$(599)	*

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	888	1,009	(1,008)	(12%)	*	2,878	(525)	*
Gain (loss) from discontinued operations after tax	18	(29)	(15)	*	*	(30)	(1)	*
Net income (loss) applicable to Morgan Stanley	$906	$980	$(1,023)	(8%)	*	$2,848	$(526)	*

Pre-tax profit margin	17%	21%	*			19%	*
Compensation and benefits as a % of net revenues	50%	48%	74%			50%	63%
Non-compensation expenses as a % of net revenues	33%	31%	54%			31%	39%
Effective tax rate from continuing operations	25.3%	31.3%	35.4%			26.1%	71.8%
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Notes:	-	Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure to assess operating performance.
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The quarter ended September 30, 2013 includes a discrete net tax benefit of $73 million that is attributable to tax planning strategies to optimize foreign tax credit utilization as a result of the anticipated repatriation of earnings from certain non-U.S. subsidiaries.

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The quarter ended September 30, 2012 included an out-of-period net income tax provision of approximately $82 million, primarily related to the overstatement of tax benefits associated with repatriated earnings of a foreign subsidiary in 2010.

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Preferred stock dividend / other includes allocation of earnings to Participating Restricted Stock Units (RSUs).  In the quarter ended June 30, 2013 and nine months ended September 30, 2013, the Firm recorded a negative adjustment of approximately $151 million related to the purchase of the remaining interest in the Morgan Stanley Smith Barney Joint Venture. This adjustment negatively impacted the calculation of basic and fully diluted earnings per share.

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2013	June 30, 2013	Sept 30, 2012	June 30, 2013	Sept 30, 2012	Sept 30, 2013	Sept 30, 2012	Change

Income (loss) from continuing operations	$1,000	$1,220	$(958)	(18%)	*	$3,470	$(97)	*
Net income applicable to redeemable noncontrolling interests	0	100	8	*	*	222	8	*
Net income applicable to nonredeemable noncontrolling interests	112	111	42	1%	168%	370	420	(12%)
Net income (loss) from continuing operations applicable to noncontrolling interests	112	211	50	(47%)	124%	592	428	38%
Income (loss) from continuing operations applicable to Morgan Stanley	888	1,009	(1,008)	(12%)	*	2,878	(525)	*
Less: Preferred Dividends	24	24	24	--	--	72	72	--
Less: Morgan Stanley Smith Barney Joint Venture Redemption Adjustment	-	151	-	*	--	151	-	*
Income from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	864	834	(1,032)	4%	*	2,655	(597)	*

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	2	2	0	--	*	6	1	*
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$862	$832	$(1,032)	4%	*	$2,649	$(598)	*

Gain (loss) from discontinued operations after tax	18	(29)	2	*	*	(30)	25	*
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	17	--	*	0	26	*
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	18	(29)	(15)	*	*	(30)	(1)	*
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	18	(29)	(15)	*	*	(30)	(1)	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$880	$803	$(1,047)	10%	*	$2,619	$(599)	*

Average basic common shares outstanding (millions)	1,909	1,908	1,889	--	1%	1,906	1,884	1%

Earnings per basic share:
Income from continuing operations	$0.45	$0.44	$(0.55)	2%	*	$1.39	$(0.32)	*
Discontinued operations	$0.01	$(0.02)	$-	*	*	$(0.02)	$-	*
Earnings per basic share	$0.46	$0.42	$(0.55)	10%	*	$1.37	$(0.32)	*

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$862	$832	$(1,032)	4%	*	$2,649	$(598)	*

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	18	(29)	(15)	*	*	(30)	(1)	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$880	$803	$(1,047)	10%	*	$2,619	$(599)	*

Average diluted common shares outstanding and common stock equivalents (millions)	1,965	1,951	1,889	1%	4%	1,952	1,884	4%

Earnings per diluted share:
Income from continuing operations	$0.44	$0.43	$(0.55)	2%	*	$1.36	$(0.32)	*
Discontinued operations	$0.01	$(0.02)	$-	*	*	$(0.02)	$-	*
Earnings per diluted share	$0.45	$0.41	$(0.55)	10%	*	$1.34	$(0.32)	*

Notes:   -   The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share.  For further discussion of the Firm's earnings per share calculations, see page 14 of the financial supplement and Note 15 to the consolidated financial statements in the Firm's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.